Exhibit 99.1

PRESS RELEASE

OCTOBER 31, 2007

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2007 RESULTS

•                  Record Sales Continue, Driven by Strong European Demand

•                  Third Quarter Earnings from Operations Improved by 40%

•                  New Orders and Backlog Remain Strong

CHICAGO, Illinois, USA, October 31, 2007—Sauer-Danfoss Inc. (NYSE: SHS) today announced net sales rose 18 percent to $451.8 million for the third quarter ended September 30, 2007, compared to net sales of $381.9 million for the third quarter 2006. Net income for the quarter was $5.5 million, or $0.11 per share, compared to net income of $7.1 million, or $0.15 per share for the third quarter 2006.

Strong Operational Growth

David Anderson, President and Chief Executive Officer, stated, “We were pleased that we continued to grow revenues significantly and while several factors, including an uncommonly high tax rate, impacted net income in the quarter, our operating income improved 40 percent over the previous year’s period. Our operational strength is evidence that our strategy of investing in future profitable growth and increasing capacity to meet the high demand is producing meaningful results. The increase in operating income was largely due to a margin improvement of 2.7 percentage points in our Propel segment to 11.8 percent. This increase was driven by particularly strong demand in Europe during the holiday months of July and August. Our Work Function and Controls segments are starting to make progress; however, we continue to experience margin pressures as a result of the continued strong European currencies and capacity constraints. We are on track with the restructuring and SAP implementation initiatives and these costs are declining quarter to quarter which is in line with our expectations.”

Third quarter 2007 earnings were negatively impacted by an unusually high income tax rate of 60 percent compared to last year’s unusually low rate of 18 percent. The impact between the comparable quarters was $4.9 million, or $0.10 per share. The increase in third quarter 2007 taxes was the result of an increase in deferred tax expense in Germany due to a legislative statutory tax rate change impacting deferred tax assets. The lower 2006 tax resulted from income tax

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Krokamp 35, 24539 Neumünster, Germany

benefits related primarily to prior years’ foreign tax credits. In addition, third quarter 2007 earnings reflect ongoing plant restructuring costs of $2.4 million pre-tax, or $0.05 per share, and implementation costs of the common business system platform of $2.2 million pre-tax, or $0.03 per share, both level with 2006.

Net sales for the third quarter 2007 increased 18 percent to $451.8 million, compared to net sales of $381.9 million for third quarter 2006. Excluding currency translation rate changes and divestitures, sales increased a very strong 17 percent over the prior year period. Sales in Europe increased an impressive 21 percent, 28 percent in the Asia-Pacific region, and a relatively strong 10 percent in the Americas.

Excluding currency translation rate changes and divestitures, sales in the Propel segment increased 20 percent, while sales in the Controls and Work Function segments increased 22 percent and 8 percent, respectively, compared with the prior year’s period.

 “We continue to win new business across all product divisions which is a testament to the high demand for our proprietary industry-leading technology, and this is driving tremendous long-term growth to our backlog,” Anderson commented. “Our record organic double-digit sales growth is noteworthy because no one customer or product application accounts for more than 10 percent of our business. As sales remain very strong in Europe, we are encouraged by the increase in sales in the Americas.”

New Orders and Backlog Supports Growth

Orders received for the third quarter 2007 were $487.2 million, up 20 percent from the same period last year. Excluding currency translation rate changes, orders were up 14 percent.

Total backlog at the end of third quarter 2007 was $758.1 million, a 33 percent increase from the end of third quarter 2006. Excluding currency impact, backlog was up 26 percent.

NINE MONTH RESULTS

Net sales for the nine months ended September 30, 2007, were $1,478.4 million, an increase of 11 percent compared to $1,335.7 million for the first nine months of 2006. On a comparable basis, excluding the impact of currency translation rate changes and divestitures, net sales were up 8 percent over last year.

Net income for the first nine months of 2007 was $38.5 million, or $0.80 per share, compared to net income for the same period last year of $55.8 million, or $1.16 per share. Earnings for 2007 were negatively impacted by plant restructuring costs of $17.8 million pre-tax, or $0.31 per share, compared to costs of $10.3 million pre-tax, or $0.14 per share, for 2006. Implementation costs of the common business system platform were $8.8 million pre-tax, or $0.12 per share, in 2007, compared to costs of $10.5 million pre-tax, or $0.14 per share, for 2006. Prior year results also include income tax benefits of $6.0 million, or $0.13 per share, related primarily to prior years’ foreign tax credits not able to be previously recognized.

Strong Cash Flow, Continued Investments for Capacity in Europe

Cash flow from operations for the first nine months of 2007 was $99.0 million, down from the record $154.0 million for the same period last year. Capital expenditures for the nine-month period were $83.0 million, up from $65.2 million for the comparable period in 2006. Debt to total capital ratio, or leverage ratio, was 40 percent at the end of the third quarter, level with prior quarter and the end of last year.

2007 Outlook

“We reaffirm our earnings per share expectations for the full year 2007 of $0.95 to $1.05, after deducting restructuring costs,” Anderson continued. “We are updating our restructuring cost to $0.32 to $0.33 per share from the previous expectation of $0.28 to $0.29. With the continued strong sales in Europe, and the pick-up in the U.S., we are increasing our outlook for sales growth to 10 percent to 12 percent, up from 8 percent to 9 percent. Capital expenditures expectations for 2007 will be approximately 6 percent to 7 percent of sales.”

Webcast Information

Members of Sauer-Danfoss’ management team will host a Webcast on November 1, 2007, at 10 AM Eastern Time to discuss third quarter 2007 results. The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through December 1, 2007.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 9,000 employees worldwide and revenue of more than $1.7 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. The Company’s executive offices are located near Chicago in Lincolnshire, Illinois and in Neumünster, Germany. More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. It is difficult to determine if past experience is a good guide to the future. While the economy in the U.S. remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the weaker dollar, the economic situation in Europe has been improving in recent months. Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations. Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands	September 30,	September 30,	September 30,	September 30,
except per share data)	2007	2006	2007	2006
Net sales	451,771	381,895	1,478,376	1,335,710
Cost of sales	357,550	299,395	1,147,275	1,018,763
Gross profit	94,221	82,500	331,101	316,947
Research and development	16,492	15,647	50,538	45,659
Selling, general and administrative	54,926	50,988	177,122	163,007
Loss on sale of business	662	—	8,702	—
Total operating expenses	72,080	66,635	236,362	208,666
Income from operations	22,141	15,865	94,739	108,281
Nonoperating expenses:
Interest expense, net	(5,600)	(4,293)	(16,720)	(13,323)
Minority interest in income of consolidated companies	(869)	(1,949)	(15,512)	(18,094)
Other, net	(2,029)	(1,009)	(3,449)	(3,572)
Income before income taxes	13,643	8,614	59,058	73,292
Income taxes	(8,144)	(1,536)	(20,557)	(17,486)
Net income	5,499	7,078	38,501	55,806
Net income per share:
Basic net income per common share	0.11	0.15	0.80	1.17
Diluted net income per common share	0.11	0.15	0.80	1.16
Weighted average shares outstanding
Basic	48,099	47,706	48,093	47,698
Diluted	48,275	48,439	48,271	48,147
Cash dividends declared per common share	0.18	0.16	0.54	0.44

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2007	2006	2007	2006
Net sales
Propel	207,637	166,627	707,366	655,435
Work Function	124,479	113,178	399,343	359,292
Controls	119,655	102,090	371,667	320,983
Total	451,771	381,895	1,478,376	1,335,710
Segment Income (Loss)
Propel	24,530	15,156	111,237	94,583
Work Function	880	6,311	2,254	18,233
Controls	6,837	8,657	16,737	37,851
Global Services and Other Expenses, net	(12,135)	(15,268)	(38,938)	(45,958)
Total	20,112	14,856	91,290	104,709

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,	September 30,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	38,501	55,806
Depreciation and amortization	75,193	67,711
Minority interest in income of consolidated companies	15,512	18,094
Net change in receivables, inventories, and payables	(44,026)	(19,130)
Other, net	13,822	31,555
Net cash provided by operating activities	99,002	154,036
Cash flows from investing activities:
Purchases of property, plant and equipment	(83,036)	(65,209)
Proceeds from sales of property, plant and equipment	5,111	4,382
Proceeds from sales of businesses	7,006	—
Net cash used in investing activities	(70,919)	(60,827)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	5,745	(56,743)
Cash dividends	(24,968)	(19,066)
Distribution to minority interest partners	(7,987)	(5,984)
Net cash used in financing activities	(27,210)	(81,793)
Effect of exchange rate changes	750	(693)
Net increase in cash and cash equivalents	1,623	10,723
Cash and cash equivalents at beginning of year	29,112	14,194
Cash and cash equivalents at end of period	30,735	24,917

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in thousands)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	30,735	29,112
Accounts receivable, net	314,247	259,976
Inventories	282,764	272,286
Other current assets	53,701	43,931
Total current assets	681,447	605,305
Property, plant and equipment, net	529,363	503,977
Other assets	203,945	199,873
Total assets	1,414,755	1,309,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	59,147	46,952
Long-term debt due within one year	131,680	120,243
Accounts payable	153,435	142,234
Other accrued liabilities	145,302	128,533
Total current liabilities	489,564	437,962
Long-term debt	182,379	182,388
Long-term pension liability	83,012	80,607
Deferred income taxes	30,304	30,590
Other liabilities	62,446	58,169
Minority interest in net assets of consolidated companies	62,069	53,448
Stockholders’ equity	504,981	465,991
Total liabilities and stockholders’ equity	1,414,755	1,309,155

Number of employees at end of period	9,360	9,178
Debt to total capital ratio (1)	40%	40%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt. Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.